Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

December 31, 2019

Qwest Corporation (“Qwest”, the “Company”, “we” or “us”) has six classes of securities registered under Section 12 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”): (i) 6.125% Notes Due 2053, (ii) 6.875% Notes Due 2054, (iii) 6.625% Notes Due 2055, (iv) 7.00% Notes Due 2056, (v) 6.5% Notes Due 2056, and (vi) 6.75% Notes Due 2057. Each of the Company’s securities registered under Section 12 of the Exchange Act are listed on The New York Stock Exchange.

DESCRIPTION OF DEBT SECURITIES

The following summary of the Company’s 6.125% Notes Due 2053 (the “2053 Notes”), 6.875% Notes Due 2054 (the “2054 Notes”), 6.625% Notes Due 2055 (the “2055 Notes”), 7.00% Notes Due 2056 (the “7.00% 2056 Notes”), 6.5% Notes Due 2056 (the “6.5% 2056 Notes”), and (vi) 6.75% Notes Due 2057 (the “2057 Notes,” and together with the 2053 Notes, 2054 Notes, 2055 Notes, 7.00% 2056 Notes and 6.5% 2056 Notes, the “Notes”) is a general description only of the Notes’ material terms, and does not purport to be complete. This summary description is qualified in its entirety by reference to the indenture, dated as of October 15, 1999, between Qwest Corporation (formerly named U.S. WEST Communications, Inc.), as issuer, and Bank of New York Trust Company, National Association (as successor in interest to Bank One Trust Company), as trustee (as amended or supplemented from time to time, the “Indenture”) and the respective supplemental indentures related to each series of Notes.

The 2053 Notes

General. The Company issued $775 million aggregate principle amount of the 2053 Notes on May 23, 2013. As of December 31, 2019, $775 million aggregate principal amount of the 2053 Notes was outstanding. The 2053 Notes:

•
were issued as a separate series of senior debt securities under the Indenture as supplemented by the twelfth supplemental indenture thereto establishing the terms of the 2053 Notes between Qwest, as issuer, and U.S. Bank National Association, as trustee (hereinafter referred to, together with any one or more future successors, as the “Trustee”),

•	will mature on June 1, 2053, unless redeemed or repurchased prior to that date as described below,

•
will be redeemable at our option, in whole or in part, at any time on and after June 1, 2018, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date, and

•	are listed on the New York Stock Exchange under the trading symbol “CTY.”

None of our obligations under the 2053 Notes are secured by collateral. None of CenturyLink, Inc., any of our other affiliates, or any other person has guaranteed the payment of principal, premium, if any, or interest on the 2053 Notes or has any other obligation in connection with the 2053 Notes.

Ranking. The 2053 Notes are our senior unsecured obligations. The 2053 Notes rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt.

Quarterly Interest Payments. Interest on the 2053 Notes at a rate of 6.125% per year is paid quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each, an “Interest Payment Date”).
Redemption and Repayment. The 2053 Notes are redeemable at our option, in whole or in part, at any time on and after June 1, 2018 upon not less than 15 nor more than 60 days notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date.

The 2054 Notes

General. The Company issued $500 million aggregate principle amount of the 2054 Notes on September 29, 2014. As of December 31, 2019, $500 million aggregate principal amount of the 2054 Notes was outstanding. The 2054 Notes:

•
were issued as a separate series of senior debt securities under the Indenture as supplemented by the thirteenth supplemental indenture thereto establishing the terms of the 2054 Notes between Qwest, as issuer, and the Trustee,

•	will mature on October 1, 2054, unless redeemed or repurchased prior to that date as described below,

•
will be redeemable at our option, in whole or in part, at any time on and after October 1, 2019, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date, and

•	are listed on the New York Stock Exchange under the trading symbol “CTV.”

None of our obligations under the 2054 Notes are secured by collateral. None of CenturyLink, Inc., any of our other affiliates, or any other person has guaranteed the payment of principal, premium, if any, or interest on the 2054 Notes or has any other obligation in connection with the 2054 Notes.

Ranking. The 2054 Notes are our senior unsecured obligations. The 2054 Notes rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt.

Quarterly Interest Payments. Interest on the 2054 Notes at a rate of 6.875% per year is paid quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each, an “Interest Payment Date”).
Redemption and Repayment. The 2054 Notes will be redeemable at our option, in whole or in part, at any time on and after October 1, 2019 upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date.

The 2055 Notes

General. The Company issued $410 million aggregate principle amount of the 2055 Notes on September 21, 2015 and September 30, 2015. As of December 31, 2019, $410 million aggregate principal amount of the 2055 Notes was outstanding. The 2055 Notes:

•
were issued as a separate series of senior debt securities under the Indenture as supplemented by the fourteenth supplemental indenture thereto establishing the terms of the 2055 Notes between Qwest, as issuer, and the Trustee,

•	will mature on September 15, 2055, unless redeemed or repurchased prior to that date as described below,

•
will be redeemable at our option, in whole or in part, at any time on and after September 15, 2020, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date, and

•	are listed on the New York Stock Exchange under the trading symbol “CTZ.”

None of our obligations under the 2055 Notes are secured by collateral. None of CenturyLink, Inc., any of our other affiliates, or any other person has guaranteed the payment of principal, premium, if any, or interest on the 2055 Notes or has any other obligation in connection with the 2055 Notes.

Ranking. The 2055 Notes are our senior unsecured obligations. The 2055 Notes rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt.

Quarterly Interest Payments. Interest on the 2055 Notes at a rate of 6.625% per year is paid quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, an “Interest Payment Date”).

Redemption and Repayment. The 2055 Notes are redeemable at our option, in whole or in part, at any time on and after September 15, 2020 upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date.

The 7.00% 2056 Notes

General. The Company issued $235 million aggregate principle amount of the 7.00% 2056 Notes on January 29, 2016. As of December 31, 2019, $235 million aggregate principal amount of the 7.00% 2056 Notes was outstanding. The 7.00% 2056 Notes:

•
were issued as a separate series of senior debt securities under the Indenture as supplemented by the fifteenth supplemental indenture thereto establishing the terms of the 2056 Notes between Qwest, as issuer, and the Trustee,

•	will mature on February 1, 2056, unless redeemed or repurchased prior to that date as described below,

•
will be redeemable at our option, in whole or in part, at any time on and after February 1, 2021, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date, and

•	are listed on the New York Stock Exchange under the trading symbol “CTAA.”

None of our obligations under the 7.00% 2056 Notes are secured by collateral. None of CenturyLink, Inc., any of our other affiliates, or any other person has guaranteed the payment of principal, premium, if any, or interest on the 7.00% 2056 Notes or has any other obligation in connection with the 7.00% 2056 Notes.

Ranking. The 7.00% 2056 Notes are our senior unsecured obligations. The 7.00% 2056 Notes rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt.

Quarterly Interest Payments. Interest on the 7.00% 2056 Notes at a rate of 7.00% per year is paid quarterly in arrears on February 1, May 1, August 1 and November 1 of each year (each, an “Interest Payment Date”).

Redemption and Repayment. The 7.00% 2056 Notes will be redeemable at our option, in whole or in part, at any time on and after February 1, 2021 upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date.

The 6.5% 2056 Notes

General. The Company issued $977.5 million aggregate principle amount of the 6.5% 2056 Notes on August 22, 2016. As of December 31, 2019, $977.5 million aggregate principal amount of the 6.5% 2056 Notes was outstanding. The 6.5% 2056 Notes:

•
were issued as a separate series of senior debt securities under the Indenture as supplemented by the sixteenth supplemental indenture thereto establishing the terms of the 6.5% 2056 Notes between Qwest, as issuer, and the Trustee,

•	will mature on September 1, 2056, unless redeemed or repurchased prior to that date as described below,

•
will be redeemable at our option, in whole or in part, at any time on and after September 1, 2021, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date, and

•	are listed on the New York Stock Exchange under the trading symbol “CTBB.”

None of our obligations under the 6.5% 2056 Notes are secured by collateral. None of CenturyLink, Inc., any of our other affiliates, or any other person has guaranteed the payment of principal, premium, if any, or interest on the 6.5% 2056 Notes or has any other obligation in connection with the 6.5% 2056 Notes.

Ranking. The 6.5% 2056 Notes are our senior unsecured obligations. The 6.5% 2056 Notes rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt.

Quarterly Interest Payments. Interest on the 6.5% 2056 Notes at a rate of 6.5% per year is paid quarterly in arrears on March 1, June 1, September 1 and December 1 of each year (each, an “Interest Payment Date”).

Redemption and Repayment. The 6.5% 2056 Notes will be redeemable at our option, in whole or in part, at any time on and after September 1, 2021 upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date.

The 2057 Notes

General. The Company issued $660 million aggregate principle amount of the 2057 Notes on April 27, 2017 and May 5, 2017. As of December 31, 2019, $660 million aggregate principal amount of the 2057 Notes was outstanding. The 2057 Notes:

•
were issued as a separate series of senior debt securities under the Indenture as supplemented by the seventeenth supplemental indenture thereto establishing the terms of the 2057 Notes between Qwest, as issuer, and the Trustee,

•	will mature on June 15, 2057, unless redeemed or repurchased prior to that date as described below,

•
will be redeemable at our option, in whole or in part, at any time on and after June 15, 2022, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date, and

•	are listed on the New York Stock Exchange under the trading symbol “CTDD.”

None of our obligations under the 2057 Notes are secured by collateral. None of CenturyLink, Inc., any of our other affiliates, or any other person has guaranteed the payment of principal, premium, if any, or interest on the 2057 Notes or has any other obligation in connection with the 2057 Notes.

Ranking. The 2057 Notes are our senior unsecured obligations. The 2057 Notes rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt.

Quarterly Interest Payments. Interest on the 2057 Notes at a rate of 6.75% per year is paid quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, an “Interest Payment Date”).

Redemption and Repayment. The 2057 Notes will be redeemable at our option, in whole or in part, at any time on and after June 15, 2022 upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to, but not including, the redemption date.

Provisions Applicable to All Notes

Events of Default. The Indenture provides that an Event of Default means that one or more of the following events has occurred and is continuing with respect to debt securities of a particular series:

•	failure for 90 days to pay interest on the debt securities of that series when due

•	failure to pay principal on the debt securities of that series when due and payable upon maturity, upon redemption or otherwise

•
failure to comply with any of our other agreements with respect to the debt securities or in the Indenture, which failure continues for 90 days after we receive notice from the Trustee or the holders of at least 25% of the aggregate principal amount of such series of debt securities then outstanding

•	occurrence of certain events relating to bankruptcy or insolvency with respect to the Company.

No Event of Default with respect to the debt securities of a particular series necessarily constitutes an Event of Default with respect to the debt securities of any other series issued under the Indenture.

If an Event of Default shall occur and be continuing with respect to any series and if it is known to the Trustee, the Trustee is required to mail to each holder of that series a notice of the Event of Default within 90 days of such default. The Trustee may withhold from holders notice of any continuing default (except a default in the payment of monies owed) if it determines that withholding notice is in their interests.

If an Event of Default with respect to a series of debt securities occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of that series of debt securities then outstanding may declare the principal of that series of debt securities to be due and payable immediately. The holders of a majority in principal amount of a series of debt securities may rescind such declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely as a result of such acceleration.

Holders of debt securities may not enforce the Indenture, except as provided therein. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of the affected series, unless, among other things, the holders shall have offered the Trustee indemnity reasonably satisfactory to it. Subject to certain limitations, the holders of a majority in aggregate principal amount of a series of debt securities then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series affected by a default may, in certain cases, waive such default except a default in payment of principal of, or any premium, if any, or interest on, the debt securities of that series or a call for redemption of the debt securities of that series.

Discharge and Defeasance. We may terminate all of our obligations with respect to any series of debt securities and the Indenture or any installment of principal (and premium, if any) or interest on any series of debt securities if we irrevocably deposit in trust with the Trustee money or U.S. government obligations sufficient to pay, when due, principal and interest on that series of debt securities to maturity or redemption or such installment of principal or interest, as the case may be, and if all other conditions set forth in the Indenture are met.

Merger and Consolidation. Under the Indenture, we may consolidate or merge with or transfer or lease our property and assets substantially as an entirety to another entity, provided that:

•	the successor entity is a corporation and assumes by supplemental indenture all of our obligations under each series of debt securities issued under the Indenture, and

•	after giving effect to the transaction, no default or Event of Default has occurred and is continuing.

Modification of Indenture. With the written consent of the holders of a majority in principal amount of the debt securities of each series issued under the Indenture then outstanding (with each series voting as a class), we and the Trustee may amend or supplement the Indenture or modify the rights of the holders of debt securities; provided that any such amendment that affects the terms of a series of debt securities as distinct from the other series of debt securities issued under the Indenture will require only the consent of at least a majority in aggregate principal amount of that series of debt securities then outstanding. Such majority holders may also waive compliance by us of any provision of the Indenture or any supplemental indenture, except a default in the payment of principal or interest. However, without the consent of the holder of each debt security affected, an amendment or waiver may not:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver,

•	change the rate or the time for payment of interest,

•	change the principal or the fixed maturity,

•	waive a default in the payment of principal or interest,

•	make any series of debt securities payable in a different currency, or

•
make any change in the provisions of the Indenture concerning (a) waiver of existing defaults, (b) rights of holders of debt securities to receive payment or (c) amendments and waivers without the consent of the holder of each debt security affected.

We and the Trustee may amend or supplement the Indenture without the consent of any holder of any of series of debt securities to:

•	cure any ambiguity, defect or inconsistency in the Indenture or any debt securities issued thereunder,

•
provide for the assumption of all of our obligations under the Indenture or any debt securities issued thereunder by any corporation in connection with a merger, consolidation or transfer or lease of our property and assets substantially as an entirety,

•	provide for uncertificated debt securities in addition to or instead of certificated debt securities,

•
add to the covenants made by us for the benefit of the holders of any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are included solely for the benefit of such series) or to surrender any right or power conferred upon us,

•
add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of the debt securities, as set forth in the Indenture

•	secure any debt securities pursuant to the covenant described below under “-Limitation on Liens,”

•
provide for the issuance of and establish the form and terms and conditions of a series of debt securities or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of debt securities or to add to the rights of the holders of any series of debt securities, or

•	make any change that does not adversely affect the rights of any holder of debt securities in any material respect.

Limitation on Liens. The Indenture contains a covenant that if we mortgage, pledge or otherwise subject to any Lien, as defined in the Indenture (other than Permitted Liens), all or some of our property or assets, we will secure any series of debt securities under the Indenture and any of our other obligations which may then be outstanding and entitled to the benefit of a covenant similar in effect to such covenant contained in the Indenture, equally and proportionally with the indebtedness or obligations secured by such Lien, for as long as any such indebtedness or obligation is so secured. “Permitted Liens,” as defined in the First Supplemental Indenture dated August 19, 2004 between the Company and the Trustee, means any of the following Liens permitted under the Indenture:

•	Liens existing on the date of the initial issuance of debt securities,

•	Liens on any asset existing at the time such asset is acquired, if not created in contemplation of such acquisition,

•
Liens on any asset (a) created within 180 days after such asset is acquired, or (b) securing the cost of acquisition, construction or improvement of such asset; provided, in either case, that such Lien extends to no property or asset other than the asset so acquired, constructed or improved and property incidental thereto,

•
(a) Liens incidental to the conduct of our business or the ownership of our properties or otherwise incurred in the ordinary course of business which (i) do not secure debt, and (ii) do not in the aggregate materially detract from the value of our assets taken as a whole or materially impair the use thereof in the operation of our business, and (b) Liens not described in clause (a) on cash, cash equivalents or securities that secure any obligation with respect to letters of credit or surety bonds or similar arrangements, which obligation in each case does not exceed $100 million,

•
any Lien to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify us to conduct all or some part of our business or in order to entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it,

•
any Liens for taxes, assessments, governmental charges, levies or claims and similar charges either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made,

•
Liens securing the performance of bids, tenders, leases, contracts, sureties, stays, appeals, indemnities, performance or similar bonds or public or statutory obligations of like nature, incurred in the ordinary course of business,

•
materialmen’s, mechanics, repairmen’s, employees, operators’ or other similar Liens or charges arising in the ordinary course of business incidental to the acquisition, construction, maintenance or operation of any of our assets which have not at the time been filed pursuant to law and any such Liens and charges incidental to the acquisition, construction, maintenance or operation of any of our assets, which, although filed, relate to obligations not yet due or the payment of which is being withheld as provided by law, or to obligations the validity of which is being contested in good faith by appropriate proceedings,

•
zoning restrictions, servitudes, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created assumed or permitted to exist and arising by, through or under or asserted by a landlord or owner of the leased property, with or without consent of the lessee) and other similar charges or encumbrances, which will not individually or in the aggregate interfere materially and adversely with our business and subsidiaries taken as a whole Liens created by or resulting from any litigation or proceeding which is currently being contested in good faith by appropriate proceedings and as to which levy and execution have been stayed and continue to be stayed or for which we are maintaining adequate reserves or other provision in conformity with generally accepted accounting principles,

•	any interest or title of vendor or lessor in the property subject to any lease, conditional sale agreement or other title retention agreement,

•	Liens in connection with the securitization or factoring of our or any of our subsidiaries’ receivables in a transaction intended to be a “true sale,” or

•
any Lien securing a refinancing, replacement, extension, renewal or refunding of any debt secured by a Lien permitted by any of the foregoing clauses of this definition of “Permitted Liens” to the extent secured in all material respects by the same asset or assets.

Notwithstanding the foregoing, “Permitted Liens” shall not include any Lien to secure Debt that is required to be granted on an equal and ratable basis under the “negative pledge,” or equivalent, provisions of a Debt instrument (including outstanding debt securities) as a result of the creation of a Lien that itself would constitute a “Permitted Lien.”

“Debt” of any person means, at any date, without duplication:

•	all obligations of such person for borrowed money,

•	all obligations of such person evidenced by bonds, debentures, notes or other similar instruments,

•	all obligations of such person as lessee which are capitalized in accordance with generally accepted accounting principles, and

•	all Debt secured by a Lien on any asset of such person, whether or not such Debt is otherwise an obligation of such person, all Debt of others guaranteed by such person.

The restrictions in the Indenture described above would not protect the debt holders in the event of a highly leveraged transaction in which unsecured indebtedness was incurred or in which the Liens arising in connection therewith were freely permitted under the Indenture, nor would it afford protection in the event of one or more highly leveraged transactions in which secured indebtedness was incurred by our subsidiaries.

Concerning the Trustee. The Trustee, prior to the occurrence of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after the occurrence of an Event of Default, shall exercise the same degree of care as a prudent person would exercise in the conduct of such person’s own affairs. Subject to such provision, the Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense. We will pay the Trustee reasonable compensation and reimburse it for reasonable expenses incurred in accordance with the Indenture.

A Trustee may resign with respect to one or more series and a successor trustee may be appointed to act with respect to such series.

U.S. Bank National Association and certain of its affiliates serve as trustee, authenticating agent, or paying agent with respect to certain other of the debt securities of the Company and its affiliates. In addition, the Company and certain of its affiliates maintain banking and other business relationships in the ordinary course of business with U.S. Bank National Association.

Additional Indebtedness. The Indenture does not limit the aggregate principal amount of senior debt securities that we may issue thereunder and provides that debt securities may be issued thereunder from time to time in one or more series.

Interest Payment Determinations. With respect to any Interest Payment Date arising while the Notes remain in book-entry form, the record date will be one business day prior to the relevant Interest Payment Date. The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year. The amount of interest payable for any period shorter than a full quarterly interest period will be computed on the basis of the number of days elapsed in a 90-day quarter of three 30-day months. If any Interest Payment Date is a legal holiday in New York, New York, the required payment will be made on the next succeeding day that is not a legal holiday as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date to such next succeeding day. “Legal holiday” means a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

Purchase and Repayment. We or our affiliates may at any time repurchase any of the outstanding Notes at any price by tender, in the open market or by private agreements, and may hold, resell or surrender such Notes to the Trustee for cancellation. The holders of the Notes do not have the right to require us to repay the Notes prior to maturity. We are not required to establish a sinking fund to retire the Notes prior to maturity.

Book-Entry Notes. All of the Notes were issued in book-entry form and are represented by global notes deposited with a nominee of The Depository Trust Company. Except in the limited circumstances described in the Indenture, certificated notes will not be issued in exchange for beneficial interests in the global notes.

Additional Information

For additional information on the 2053 Notes, the 2054 Notes, the 2055 Notes, the 7.00% 2056 Notes, the 6.5% 2056 Notes and the 2057 Notes, see our Registration Statements on Form 8-A filed with the SEC on May 22, 2013, September 26, 2014, September 21, 2015, January 29, 2016, August 22, 2016, and April 27, 2017, respectively. The Indenture and each of the above-referenced supplemental indentures are filed as exhibits to our accompanying Annual Report on Form 10-K.